Exhibit 23.11

Epoch Resources (Pty) Ltd.

Building B, Viscount Rd Office Park, 8 Viscount Rd, Bedfordview, Johannesburg, South Africa, 2008

CONSENT OF QUALIFIED PERSON

Regarding the technical report summary titled S-K 1300 Technical Report Summary of the Songwe Hill Rare Earth Element Project in Malawi, with an effective date of 30 June 2025 (the “Technical Report Summary”), as signed and certified by me, Guy Wiid, as Director of, and on behalf of, Epoch Resources (Pty) Ltd. (“Epoch Resources”), I hereby state that Epoch Resources is responsible for the preparation of those certain sections of the Technical Report Summary listed as its areas of responsibility in Section 2.1 thereof.

Furthermore, I, on behalf of Epoch Resources, state that:

(a)	Epoch Resources consents to the public filing by Mkango Rare Earths Limited of the Technical Report Summary with the United States Securities and Exchange Commission;

(b)	the document that the Technical Report Summary supports is the Registration Statement on Form F-4 of Mkango Rare Earths Limited (the “Document”);

(c)	Epoch Resources consents to the use of its name in the Document, to any quotation from or summarization in the Document of the parts of the Technical Report Summary for which it is responsible, and to the filing of the Technical Report Summary as an exhibit to the Document; and

(d)	Epoch Resources confirms that individuals on behalf of Epoch Resources have read the Document, and that the Document fairly and accurately reflects, in the form and context in which it appears, the information in the parts of the Technical Report Summary for which Epoch Resources is responsible.

Dated at Johannesburg, South Africa this June 5, 2026.

/s/ Guy Wiid	Professional Seal / Stamp
Signature of Individual on behalf of Qualified Person

Guy Wiid, PrEng (ECSA Registration No. 940269)